Exhibit 5.1

April 30, 2026

Orrick, Herrington & Sutcliffe LLP
The Orrick Building
405 Howard Street
TransCode Therapeutics, Inc.	San Francisco, CA 94105-2669
6 Liberty Square, #2382	+1-415-773-5700
Boston, MA 02109	orrick.com

Re:	TransCode Therapeutics, Inc.

Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to TransCode Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the resale of up to 1,533,334 shares (the “Registrable Shares”) of Company common stock, par value $0.0001 per share (the “Common Stock”), which may be offered and sold from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) by YA II PN, LTD., a Cayman Island exempt company (“Yorkville,” or the “Selling Stockholder”), including (i) 33,334 shares of Common Stock issued to YA II PN, LTD. as consideration for its commitment to purchase shares of Common Stock that the Company may direct the Selling Stockholder to make, from time to time, pursuant to that Standby Equity Purchase Agreement dated as of April 6, 2026 (the “SEPA”), by and between the Company and Yorkville (the “Commitment Shares”), (ii) up to 750,000 shares of Common Stock that may be issued to Yorkville upon conversion by Yorkville of convertible promissory notes (the “Convertible Notes,” and such shares, the “Convertible Shares”) issued to or to be issued to the Selling Stockholder pursuant to the SEPA and (iii) 750,000 shares of Common Stock that may be issued to Yorkville in the form of one or more advances under the SEPA from time to time (the “Advance Shares,” and together with the Convertible Shares, the “SEPA Shares”). All of the Registrable Shares are being registered on behalf of the Selling Stockholder.

In connection with this opinion letter, we have examined and relied upon (i) the Registration Statement and the Prospectus; (ii) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended, each as currently in effect; (iii) the SEPA; (iv) the Convertible Promissory Note dated as of April 15, 2026; and (v) originals or copies, certified or otherwise, identified to our satisfaction, of such corporate records of the Company, such certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the purpose of rendering our opinion set forth below.

In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the legal competence of all signatories to such documents; and (iv) the truth, accuracy, and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments, and certificates we have reviewed.

TransCode Therapeutics, Inc.

April 30, 2026

With respect to the SEPA Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company, including the SEPA Shares, and/or antidilution adjustments to outstanding securities of the Company, may cause the SEPA Shares to be converted into more shares of Common Stock than the number that then remain authorized but unissued.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the SEPA Shares have been duly authorized and, when issued in accordance with the terms of the SEPA, will be validly issued, fully paid and nonassessable, and (ii) the 33,334 Commitment Shares are validly issued, fully paid and nonassessable.

Our opinion herein is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America. This opinion is limited to such laws as are in effect on the date hereof.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP